Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) on Form S-4 of our report dated March 2, 2017, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

October 26, 2017